SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEXIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada                                                                                                                                                                                84-1062062
(State or other jurisdiction of                                                                                                                                               (I.R.S. Employer Identification No.)
incorporation or organization)

59 West 100 South, Second Floor, Salt Lake City, Utah 84101
 (Address of principal executive offices)

The Amended 2008 Benefit Plan of Nexia Holdings, Inc.
                                                   (Full title of the plan)

Richard D. Surber, 59 West 100 South, Second Floor, Salt Lake City, Utah 84101
                                                       (Name, address, including zip code, of agent for service)

                                                   Telephone number for Issuer:  (801) 575-8073

                                                  CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amounts to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, 0.0001 par value	200,000,000	$0.0006	$120,000	$15.21

(1)
Bona fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the average bid and asked price of the registrant=s common stock as of February 7, 2008, a date within five business days prior to the date of filing of this registration statement.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.

Registration Statement Pursuant to General Instruction E to form S-8
2008 Benefit Plan of Nexia Holdings, Inc.

This Registration Statement is being filed pursuant to General Instruction E to Form S-8, to reflect that the Board of Directors of Nexia Holdings, Inc. (the "Company") has amended The 2008 Benefit Plan of Nexia Holdings, Inc. as originally filed by the Company in a Form S-8 filed on October 12, 2007, SEC file no. 333-146693, which is incorporated herein by reference.  This Registration statement will increase the number of shares to be included in the plan by Two Hundred Million (200,000,000) shares of the common stock of the Company.

The 200,000,000 shares registered hereunder increases the total number of shares registered under The 2008 Benefit Plan of Nexia Holdings, Inc. to 350,000,000.

The amendment to the 2008 Benefit Plan of Nexia Holdings, Inc. is filed as Exhibit "A" hereto.  The additional Two Hundred Million (200,000,000) shares are being registered hereby.

The total number of shares registered under the 2008 Benefit Plan of Nexia Holdings, Inc. will be 350,000,000.

ITEM 8-Exhibits
Exhibits	SEC Ref. No.	Description of Exhibit	Page
A	4	Amendment to 2008 Stock Benefit Plan of the Company	5
B	5, 23(b)	Opinion and consent of Counsel with respect to the legality of the issuance of securities being issued	8

C	23(a)	Consents of Accountants	10

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on February 8, 2008.

Nexia Holdings, Inc.

By: /s/ Richard Surber.
                                                                            Richard D. Surber, as President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/Richard Surber	Director	February 8, 2008
Richard D. Surber

/s/Gerald Einhorn	Director	February 8, 2008
Gerald Einhorn

/s/Adrienne Bernstein	Director	February 8, 2008
Adrienne Bernstein

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

EXHIBITS

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Nexia Holdings, Inc.
(a Nevada corporation)

INDEX TO EXHIBITS

Exhibits	SEC Ref. No.	Description of Exhibit	Page
A	4	Amendment to 2008 Stock Benefit Plan of the Company	5
B	5, 23(b)	Opinion and consent of Counsel with respect to the legality of the issuance of securities being issued	8

C	23(a)	Consents of Accountants	10

THE AMENDED 2008 BENEFIT PLAN

OF

NEXIA HOLDINGS, INC.

THE AMENDED 2008 BENEFIT PLAN OF NEXIA HOLDINGS, INC.

Nexia Holdings, Inc., a Nevada corporation (the ACompany@), hereby adopts The Amended 2008 Benefit Plan of Nexia Holdings, Inc. (the APlan@) this 8th day of February, 2008.  Under the Plan, the Company may issue stock, or grant options to acquire the Company's common stock, par value $0.0001 (the AStock@), from time to time to employees of the Company or its subsidiaries, all on the terms and conditions set forth herein (ABenefits@).  In addition, at the discretion of the Board of Directors, Benefits may from time to time be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company or its subsidiaries, but are not employees of the Company or its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. No stock may be issued, or option granted under the benefit plan to consultants, advisors, or other persons who directly or indirectly promote or maintain a market for the Company=s securities.

1.Purpose of the Plan. The Plan is intended to aid the Company in maintaining and developing a management team, attracting qualified officers and employees capable of assuring the future success of the Company, and rewarding those individuals who have contributed to the success of the Company.  The Company has designed this Plan to aid it in retaining the services of executives and employees and in attracting new personnel when needed for future operations and growth and to provide such personnel with an incentive to remain employees of the Company, to use their best efforts to promote the success of the Company's business, and to provide them with an opportunity to obtain or increase a proprietary interest in the Company.  It is also designed to permit the Company to reward those individuals who are not employees of the Company, but who management perceives to have contributed to the success of the Company or who are important to the continued business and operations of the Company.  The above goals will be achieved through the granting of Benefits.

2.Administration of this Plan.  Administration of this Plan shall be determined by the Company's Board of Directors (the ABoard@).  Subject to compliance with applicable provisions of the governing law, the Board may delegate administration of this Plan or specific administrative duties with respect to this Plan on such terms and to such committees of the Board as it deems proper (hereinafter the Board or its authorized committee shall be referred to as APlan Administrators@).  The interpretation and construction of the terms of this Plan by the Plan Administrators thereof shall be final and binding on all participants in this Plan absent a showing of demonstrable error.  No member of the Plan Administrators shall be liable for any action taken or determination made in good faith with respect to this Plan.  Any Benefit approved by a majority vote of those Plan Administrators attending a duly and properly held meeting shall be valid.  Any Benefit approved by the Plan Administrators shall be approved as specified by the Board at the time of delegation.

3.Shares of Stock Subject to this Plan.   A total of Three Hundred Fifty Million (350,000,000) shares of Stock may be subject to, or issued pursuant to, Benefits granted under this Plan.  If any right to acquire Stock granted under this Plan is exercised by the delivery of shares of Stock or the relinquishment of rights to shares of Stock, only the net shares of Stock issued (the shares of stock issued less the shares of Stock surrendered) shall count against the total number of shares reserved for issuance under the terms of this Plan.

4.Reservation of Stock on Granting of Option.  At the time any Option is granted under the terms of this Plan, the Company will reserve for issuance the number of shares of Stock subject to such Option until it is exercised or expires.  The Company may reserve either authorized, but unissued shares or issued shares reacquired by the Company.

5.Eligibility.  The Plan Administrators may grant Benefits to employees, officers, and directors of the Company and its subsidiaries, as may be existing from time to time, and to other individuals who are not employees of the Company or its subsidiaries, including consultants and advisors, provided that such consultants and advisors render bona fide services to the Company or its subsidiaries and such services are not rendered in connection with the offer or sale of securities in a capital-raising transaction.  In any case, the Plan Administrators shall determine, based on the foregoing limitations and the Company=s best interests, which employees, officers, directors, consultants and advisors are eligible to participate in this Plan.  Benefits shall be in the amounts, and shall have the rights and be subject to the restrictions, as may be determined by the Plan Administrators, all as may be within the provisions of this Plan.

6.Term of Options issued as Benefits and Certain Limitations on Right to Exercise.

a.Each Option issued as a benefit hereunder (AOption@) shall have its term established by the Plan Administrators at the time the Option is granted.

b.The term of the Option, once it is granted, may be reduced only as provided for in this Plan and under the express written provisions of the Option.

c.Unless otherwise specifically provided by the written provisions of the Option or required by applicable disclosure or other legal requirements promulgated by the Securities and Exchange Commission (ASEC@), no participant of this Plan or his or her legal representative, legatee, or distributee will be, or shall be deemed to be, a holder of any shares subject to an Option unless and until such participant exercises his or her right to acquire all or a portion of the Stock subject to the Option and delivers the required consideration to the Company in accordance with the terms of this Plan and then only as to the number of shares of Stock acquired.  Except as specifically provided in this Plan or as otherwise specifically provided by the written provisions of the Option, no adjustment to the exercise price or the number of shares of Stock subject to the Option shall be made for dividends or other rights for which the record date is prior to the date on which the Stock subject to the Option is acquired by the holder.

d.Options shall vest and become exercisable at such time or times and on such terms as the Plan Administrators may determine at the time of the grant of the Option.

e.Options may contain such other provisions, including further lawful restrictions on the vesting and exercise of the Options as the Plan Administrators may deem advisable.

f.In no event may an Option be exercised after the expiration of its term.

g.Options shall be non-transferable, except by the laws of descent and distribution.

7.Exercise Price.   The Plan Administrators shall establish the exercise price payable to the Company for shares to be obtained pursuant to Options, which exercise price may be amended from time to time as the Plan Administrators shall determine.

8.Payment of Exercise Price.  The exercise of any Option shall be contingent on receipt by the Company of the exercise price paid in either cash, certified or personal check payable to the Company.

9.Withholding.  If the grant of a Benefit hereunder, or exercise of an Option given as a Benefit is subject to withholding or other trust fund payment requirements of the Internal Revenue Code of 1986, as amended (the ACode@), or applicable state or local laws, the Company will initially pay the Optionee=s liability and will be reimbursed by Optionee no later than six months after such liability arises and Optionee hereby agrees to such reimbursement terms.

10.Dilution or Other Adjustment.  The shares of Common Stock subject to this Plan and the exercise price of outstanding Options are subject to proportionate adjustment in the event of a stock dividend on the Common Stock or a change in the number of issued and outstanding shares of Common Stock as a result of a stock split, consolidation, or other recapitalization.  The Company, at its option, may adjust the Options, issue replacements, or declare Options void.

11.Benefits to Foreign Nationals.   The Plan Administrators may, in order to fulfill the purpose of this Plan and without amending this Plan, grant Benefits to foreign nationals or individuals residing in foreign countries that contain provisions, restrictions, and limitations different from those set forth in this Plan and the Benefits made to United States residents in order to recognize differences among the countries in law, tax policy, and custom.  Such grants shall be made in an attempt to give such individuals essentially the same benefits as contemplated by a grant to United States residents under the terms of this Plan.

12.Listing and Registration of Shares.   Each Option shall be subject to the requirement that if at any time the Plan Administrators shall determine, in their sole discretion, that it is necessary or desirable to list, register, or qualify the shares covered thereby on any securities exchange or under any state or federal law, or obtain the consent or approval of any governmental agency or regulatory body as a condition of, or in connection with, the granting of such Option or the issuance or purchase of shares thereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Plan Administrators.

13.Expiration and Termination of this Plan.  This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under this Plan.  This Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in this Plan or the date on which the Three Hundred Fifty Millionth share is issued hereunder.

14.Amendment of this Plan.   This Plan may not be amended more than once during any six month period, other than to comport with changes in the Code or the Employee Retirement Income Security Act or the rules and regulations promulgated thereunder.  The Plan Administrators may modify and amend this Plan in any respect.

ATTEST:

/s/ Richard Surber.
Richard D. Surber, President

MICHAEL GOLIGHTLY

59 West 100 South
                                                                                                              Second Floor                                                              Telephone: (801) 575-8073 ext 105
Attorney at Law                                                                              Salt Lake City, Utah 84101                                                   Facsimile: (801) 575-8092
Admitted in Texas and Utah

February 8, 2008

Board of Directors
Nexia Holdings, Inc.
59 West 100 South, Second Floor
Salt Lake City, Utah 84101

Re:	Legality and Authorization of Shares Issued Under Form S-8 Registration Statement

Gentlemen:

I have acted as special counsel for Nexia Holdings, Inc., a Nevada corporation (the ACompany@), in the limited capacity of rendering an opinion regarding the legality and authorization of the shares proposed to be registered under a registration statement on Form S-8 (the ARegistration Statement@) to be filed with the Securities and Exchange Commission (Athe Commission@) under the Securities Act of 1933, as amended, (Athe Act@).  The Company is registering an Amended Benefit Plan entitled AThe Amended 2008 Benefit Plan of Nexia Holdings, Inc.@ (the ABenefit Plan@) pursuant to which the Company has authorized the issuance of an additional Two Hundred Million (200,000,000) shares of the Company’s common stock in addition to the original authorization of One Hundred Fifty Million (150,000,000) shares of the Company=s common stock, par value $.0001 (the AShares@).  All numbers herein reflect the effect of the 1 for 100 reverse stock split that was effective as of December 13, 2007.

In connection with the preparation of this Opinion, I have examined the following:

1. The Company=s Articles of Incorporation and amendments thereto and Bylaws as submitted to me by the Company pursuant to my request for same;
2. The Registration Statement herein referenced;
3. The Board of Director’s Resolution, dated February 8, 2008, authorizing and approving the Company=s Amended 2008 Benefit Plan and the preparation of the Registration Statement;
4. The Company=s Section 10(a) Prospectus for the Registration Statement;
5. The Company=s Form 10-KSB for the fiscal year ended December 31, 2006;
6. The Company’s Form 10-QSBs for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007;
7.  Such other documents as I have deemed necessary for the purposes of this Opinion.

Additionally, I have made such investigations of federal law as I have considered necessary and appropriate to form a basis for this opinion.  My opinion is qualified by the scope of the review specified herein and I make no representations as to the sufficiency of my investigation for this opinion.  I further expressly exempt from this opinion any representations as to the completeness, adequacy, accuracy or any other aspect of the financial statements incorporated in the Registration Statement.

The documentation and representations provided to me for this opinion by the Company and its duly authorized representatives indicate that the Company is validly organized under the laws of the State of Nevada; the Company is current in its filings with the Commission; the Company=s Board of Directors has authorized the Benefit Plan; the Company=s Board of Directors has authorized the filing of the Registration Statement; and that the Two Hundred Million  (200,000,000) new shares to be included in the Registration Statement are available for issuance based upon corporate documentation and on the amount of shares actually issued and outstanding.   As such, I am of the opinion that the Shares herein referenced have been duly and validly authorized and that subject to compliance with all provision of the Plan, the Shares will be validly issued as fully paid and non-assessable shares of common stock in the Company.

This opinion is based upon and subject to the qualifications and limitations specified below:

(A) Certain of the remedial provisions of the 2008 Benefit Plan may be further limited or rendered unenforceable by other applicable laws and interpretations.

(B) In rendering the opinion that the shares of the Common Stock to be registered pursuant to the Registration Statement and issued under the Benefit Plan will be validly issued, fully paid and non-assessable, I assumed that: (1) the Company=s Board of Directors has exercised good faith in establishing the value paid for the Shares; (2) all issuances and cancellations of the capital stock of the Company will be fully and accurately reflected in the Company=s Stock Records as provided by the Company=s transfer agent; and (3) the consideration, as determined by the Company=s Board of Directors, to be received in exchange for each issuance of common stock of the Company, has been paid in full and actually received by the Company.

(C) I have made no independent verification of the facts asserted to be true and accurate by authorized representatives of the Company and have assumed that no person or entity has engaged in fraud or misrepresentation regarding the inducement relating to, or the execution or delivery of, the documents reviewed.

(D) In rendering this opinion I have assumed that all signatures are genuine, that all documents submitted to me as copies conform substantially to the originals, that all documents have been duly executed on or as of the date represented on the documents, that execution and delivery of the documents was duly authorized on the part of the parties, that all documents are legal, valid and binding on the parties and that all corporate records are complete.

(E) I have assumed that the Company is satisfying the substantive requirements of Form S-8 and I expressly disclaim any opinion regarding the Company=s compliance with such requirements, whether they are of federal or state origin, or any opinion as to the subsequent tradeability of any Shares issued pursuant to the Benefit Plan.

(F) I am admitted to practice law in the States of Utah and Texas.  I am not admitted to practice law in the State of Nevada or in any other jurisdiction where the Company may own property or transact business.  This opinion is with respect to federal law only and I have not consulted legal counsel from any other jurisdiction for the purpose of the opinion contained herein.  I expressly except from this opinion any opinion as to whether or to what extent a Nevada court or any other court would apply Nevada law, or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of this opinion.

(G) This opinion is strictly limited to the parameters contained and referenced herein and is valid only as to the signature date with respect to the same.  I assume no responsibility to advise you of any subsequent changes or developments which might affect any aspect to this opinion.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.  This opinion may not be used, relied upon, circulated, quoted or otherwise referenced in whole or in part for any purpose without my written consent.

Sincerely,

/s/ Michael Golightly
Michael Golightly

Exhibit A
LETTERHEAD OF
De Joya Griffith & Company, LLC
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
2580 Anthem Village Drive
Henderson, Nevada 89052

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Nexia Holdings, Inc.
Salt Lake City, Utah

We hereby consent to the incorporation by reference in this Registration Statement of Nexia Holdings, Inc. on Form S-8, of our report dated March 21, 2007, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in and incorporated by reference in the Annual Report on Form 10-KSB of Nexia Holdings, Inc. for the year ended December 31, 2006 and to all references to our firm included in this Registration Statement.

/s/ De Joya Griffith & Company, LLC
De Joya Griffith & Company, LLC
Henderson, Nevada
February 8, 2008